EXHIBIT 3(i)

                         New Jersey Division of Revenue

      Certificate of Amendment to the Restated Certificate of Incorporation
                    (For Use by Domestic Profit Corporations)


      Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
Incorporation:

      1.    The name of the corporation is: eB2B Commerce, Inc. (the
            "Corporation").

      2. The following amendment to the Restated Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 8th day of April 2005:

                  Resolved, that Article I of the Restated Certificate of Incorporation be amended to read as follows:

                  "The name of the corporation is: Mediavest, Inc. (the "Corporation")."

                  Resolved, that Article III (a) of the Restated Certificate of Incorporation be amended to read as follows:

                        "a. The total number of shares of capital stock which
                  the Corporation is authorized to issue is Twenty Million (20,000,000) shares, consisting of Nineteen Million (19,000,000) shares of common stock, $.0001 par value per share ("Common Stock"), and One Million (1,000,000) shares of preferred stock, $.0001 par value per share ("Preferred Stock")."

      3. The number of shares outstanding at the time of the adoption of the amendment was: 4,000,000. The total number of shares entitled to vote thereon was: 4,000,000.

      4. The number of shares voting for and against such amendment is as follows:


Number of Shares Voting for Amendment  Number of Shares Voting Against Amendment
-------------------------------------  -----------------------------------------

             3,720,000                                   0


Dated this 11th day of April, 2005      By: /s/ Robert Ellin
                                           -----------------------------------
                                           Name:    Robert Ellin
                                           Title:   Chairman of the Board